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                                                                      EXHIBIT 5




                         HODGSON, RUSS, ANDREWS, WOODS &
                          GOODYEAR, LLP One M&T Plaza,
                                   Suite 2000
                             Buffalo, New York 14203

                                December 30, 1999

CVF Technologies Corporation
916 Center Street
Lewiston, New York  14092

Ladies and Gentlemen:

          Re:  Registration Statement on Form S-3
               ----------------------------------

          We are delivering this opinion at your request in connection with the registration by CVF Technologies Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, of (1) 2,333,333 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable upon conversion of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") (the "Conversion Shares"), (2) 420,000 shares of Common Stock, issuable as payment of dividends with respect to the Series B Preferred Stock, representing the maximum amount of dividends payable for three years assuming a market price for the Common Stock of $1.50 per share (the "Dividend Shares"), (3) 215,384 shares of Common Stock issuable on exercise of certain outstanding warrants (the "Purchaser Warrants") issued in connection with the Series B Preferred Stock (the "Purchaser Warrant Shares") and (4) 101,818 shares of Common Stock issuable upon the exercise of warrants (the "Broker's Warrants") granted as a finders fee on the offering of the Series B Preferred Stock (the "Broker's Warrant Shares"), for sale by the selling security holders identified in the prospectus (the "Prospectus") forming a part of the above-referenced registration statement (the "Registration Statement").

          The opinions set forth in this letter are based upon (1) our review of
(a) the Securities Purchase Agreement dated October 8, 1999 between the Company and The Shaar Fund Ltd. (the "Securities Purchase Agreement"), (b) the Purchaser Warrants, (c) the Broker's Warrants, (d) the Registration Rights Agreement dated October 8, 1999 between the Company and The Shaar Fund Ltd., (e) originals, or copies authenticated to our satisfaction, of the Company's Articles of Incorporation, as amended, its Bylaws, as amended, and records of certain of its corporate proceedings and (f) such other certificates, opinions and instruments we have deemed necessary and (2) our review of published sources of law as we have deemed necessary.

          Subject to the qualifications set forth in this letter, it is our opinion that:




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1.   The Conversion Shares have been duly authorized and reserved for issuance and, when issued and delivered upon conversion of the Series B Preferred Stock, will be validly issued, fully paid and non-assessable.

2. The Dividend Shares have been duly authorized and reserved for issuance and, when issued and delivered as payment of dividends on the Series B Preferred Stock, will be validly issued, fully paid and non-assessable.

3. The Purchaser Warrant Shares have been duly authorized and reserved for issuance and, when issued and sold upon exercise of the Purchaser Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

4. The Broker's Warrant Shares have been duly authorized and reserved for issuance and, when issued and sold upon exercise of the Broker's Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this letter as Exhibit 5 to the Registration Statement and the reference to this firm in the Prospectus under the caption "Legal Matters."

                                Very truly yours,

                  HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR, LLP

                  By:  /s/  John J. Zak
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                     John J. Zak